ABRDN PRECIOUS METALS BASKET ETF TRUST 8-K

Exhibit 10.1

Executive Version

DATED May 23, 2024

ICBC STANDARD BANK PLC

AND

THE BANK OF NEW YORK MELLON, not

in its individual capacity, but solely in its

capacity as trustee of the abrdn

Precious Metals Basket ETF Trust

ALLOCATED ACCOUNT AGREEMENT

Executive Version

This ALLOCATED ACCOUNT AGREEMENT (this “Agreement”) is made with effect on and from May 23, 2024 and is

BETWEEN

(1)	ICBC Standard Bank Plc, a company incorporated with limited liability, whose registered office is at 20 Gresham Street, London, EC2V 7JE, United Kingdom (“we” or “us” or the “Custodian”); and

(2)	The Bank of New York Mellon, a New York banking corporation, not in its individual capacity but solely in its capacity as trustee of abrdn Precious Metals Basket ETF Trust (the “Trust”) created under the Trust Agreement identified below (“you” or the “Trustee”, which expression shall, wherever the context so admits, include the named Trustee and all other persons or companies for the time being the trustee or trustees of the Trust Agreement as trustee for the Shareholders).

Each a “Party” and together the “Parties”.

INTRODUCTION

(1)	The Trustee has agreed to act as trustee for the Shareholders of the Shares pursuant to the Trust Agreement.

(2)	Shares may be issued by the Trust against delivery of Bullion made by way of payment for the issue of such Shares. The Trustee has agreed that Bullion delivered to it on subscription for Shares will be paid into the Metal Accounts.

(3)	The Custodian has agreed to transfer Bullion from the Allocated Account into the Corresponding Unallocated Account pursuant to the terms of this Agreement.

(4)	The Trustee has agreed that the Allocated Account will be established by the Trustee in its name (for each Shareholder pursuant to the Trust Agreement), and that the Trustee will have the sole right to give instructions for the making of any payments out of the Allocated Account.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION

1.1	Definitions: In this Agreement:

“Account Balance” means, in relation to the Allocated Account, the Bullion held for you (as trustee) by us as from time to time identified (whether by bar, plate or ingot serial numbers or otherwise) in, and recorded on, the Allocated Account.

“Affiliate” means an entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Custodian.

“Allocated Account” means each of the following allocated Bullion accounts, established in the name of the Trustee with the Custodian pursuant to this Agreement:

Metal	Account Number
Gold	121020816
Silver	121020819
Platinum	121020817
Palladium	121020818

“Availability Date” means the London Business Day on which you wish to credit Bullion to the Allocated Account.

“Bullion” means (i) any and all gold, silver, platinum and palladium in physical form that complies with the Rules of the Relevant Association held by the Custodian or any Sub-Custodian under this Agreement, and/or (ii) any credit balance in the Corresponding Unallocated Account, as the context requires.

“Business Day” means a London Business Day unless the context expressly requires otherwise.

“Conditions” means the terms and conditions on and subject to which Shares are issued in the form or substantially in the form set out in the Trust Agreement.

“Corresponding Unallocated Account” means, in respect of the Allocated Account, the Unallocated Account for the same type of Bullion.

“Creation and Redemption Procedures” means the creation and redemption procedures as set out in Schedule 4 (Creation and Redemption Procedures) together with amendments or modifications to such procedures made in accordance with Clause 5.6 (Creation and Redemption Procedures).

“London Business Day” means a day (other than a Saturday or a Sunday or a public holiday in England) on which commercial banks generally and the London bullion markets are open for the transaction of business in London.

“LPMCL” means London Precious Metals Clearing Limited or its successors.

“Loco London” means, in respect of an account holding Bullion, the custody, trading or clearing of such Bullion in London, United Kingdom.

“Metal Accounts” means the Allocated Accounts and the Unallocated Accounts.

“Phoenix Portal” means the Custodian’s proprietary electronic system which allows input of clearing instructions and viewing of account balances, as it may be updated from time to time, the terms of use of which are set out in Schedule 3 (Phoenix Portal Terms of Use).

“Point of Delivery” means such date and time that the recipient (or its agent) acknowledges in written form its receipt of delivery of Bullion.

“Pre-2012 Bullion” means London “Good Delivery” gold Bullion bars that were refined before January 1, 2012

“Post-2012 Bullion” means London “Good Delivery” gold Bullion bars that were refined on or after January 1, 2012.

“Redemption” means the redemption of Shares by the Trust in accordance with the Conditions.

“Relevant Association” means, in respect of gold and silver, the London Bullion Market Association or its successors and, in respect of platinum and palladium, the London Platinum and Palladium Market or its successors.

“Rules” means the rules, regulations, practices and customs of the Relevant Association (including without limitation, the requirements of “Good Delivery” under the rules of the Relevant Association), LPMCL, the Financial Conduct Authority, the Prudential Regulation Authority, the Governor and Company of the Bank of England, any Sanctioning Body and such other regulatory authority or other body (in the United States, the United Kingdom or Switzerland) applicable to the Parties and/or to the activities contemplated by this Agreement or the activities of a Sub-Custodian.

“Sanctioning Body” means any of the following:

(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	the United Kingdom, His Majesty’s Treasury and the Office of Financial Sanctions Implementation of the United Kingdom;

(iv)	the United States, the Office of Foreign Assets Control of the Department of Treasury of the United States of America;

(v)	the State of Secretariat for Economic Affairs of Switzerland; and

(vi)	Canada / China / Hong Kong / such other jurisdictional body.

For purposes of this Agreement, “Sanctioning Body” shall mean, with respect to the Trustee, the following:

(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	the United Kingdom, His Majesty’s Treasury and the Office of Financial Sanctions Implementation of the United Kingdom; and

(iv)	the United States, the Office of Foreign Assets Control of the Department of Treasury of the United States of America.

“Sanctions” means economic or financial sanctions, boycotts, trade embargoes and restrictions relating to terrorism imposed, administered or enforced by a Sanctioning Body from time to time.

“Sanctions List” means any list of specifically designated nationals or blocked or sanctioned persons or entities (or similar) imposed, administered or enforced by a Sanctioning Body in connection with Sanctions from time to time.

“Shareholder” means the beneficial owner of one or more Shares.

“Shares” means the units of fractional undivided beneficial interest in and ownership of the Trust which are issued by the Trust, named “abrdn Physical Precious Metals Basket Shares ETF” and created pursuant to and constituted by the Trust Agreement.

“Sponsor” means abrdn ETFs Sponsor LLC, its successors and assigns and any successor Sponsor appointed pursuant to the Trust Agreement, provided that the Trustee shall, to the extent legally permissible and practicable, provide the Custodian with sufficient advance notice of the appointment of any such successor or assignee so as to enable the Custodian to complete its internal due diligence processes in respect of such successor or assignee.

“Sub-Custodian” means a sub-custodian, agent or depository (including an entity within our corporate group) appointed by us (and approved in writing by you and the Sponsor) pursuant to Clause 8 (Sub-Custodians) to perform any of the Custodian’s duties under this Agreement including the custody and safekeeping of Bullion.

“Trust” means the abrdn Precious Metals Basket ETF Trust formed pursuant to the Trust Agreement.

“Trust Agreement” means the Depositary Trust Agreement of the abrdn Precious Metals Basket ETF Trust dated on or about October 18, 2010, as amended from time to time, between abrdn ETFs Sponsor LLC, as Sponsor, and The Bank of New York Mellon, as Trustee.

“Unallocated Account” means each of the following Loco London unallocated Bullion accounts, established in the name of the Trustee and maintained by the Custodian on an Unallocated Basis pursuant to the Unallocated Account Agreement:

Metal	Account Number
Gold	121020812
Silver	121020815
Platinum	121020813
Palladium	121020814

“Unallocated Basis” means, with respect to an unallocated account maintained with us, that the person in whose name the account is held is entitled to delivery in accordance with the Rules of an amount of physical Bullion equal to the amount of Bullion standing to the credit of such unallocated account but such person has no ownership interest in any particular Bullion that the Custodian owns or holds and is an unsecured creditor of the Custodian to the extent of the positive account balance for such unallocated account.

“Unallocated Account Agreement” means that certain Unallocated Account Agreement between you and us dated as of the date of this Agreement, as amended and/or restated from time to time pursuant to which the Unallocated Account is established and operated.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 (as amended or re-enacted from time to time) and legislation supplemental thereto and any other tax (whether imposed in the United Kingdom in substitution thereof or in addition thereto or elsewhere) of a similar fiscal nature.

“Withdrawal Date” means the London Business Day on which you wish to withdraw Bullion from the Allocated Account.

1.2	Interpretation: The headings in this Agreement do not affect its interpretation. References to the singular include the plural and vice versa, unless the context requires a contrary construction. The word “including” means “including without limitation”.

2.	ALLOCATED ACCOUNT

2.1	Opening Allocated Account: We shall open and maintain the Allocated Account in your name, as trustee of the Trust, and we agree to hold Bullion for you on an allocated basis in the Allocated Account on the terms of this Agreement.

2.2	Denomination of Allocated Account: The Bullion recorded in the Allocated Account shall be denominated in, in the case of gold, fine troy ounces of gold to three decimal places and, in the case of platinum, palladium and silver, troy ounces of platinum, palladium and silver, respectively, to three decimal places.

2.3	Reports: We will provide reports to you relating to deposits into and withdrawals from the Allocated Account and the Account Balance in such form and with such frequency as required, and containing such information, as may be agreed between us, or as otherwise specified in Schedule 1 (Reports). Such reports will also be available to you daily by means of the Phoenix Portal, provided that, if the Phoenix Portal is unavailable for any reason, we will agree with you upon a temporary notification system for making such reports available to you.

2.4	Discrepancies: If a material error or discrepancy is noted by you on any report provided pursuant to Clause 2.3 in relation to any activity or balances, you will notify us in writing as soon as reasonably practicable so that we may investigate and resolve any such material error or discrepancy as soon as reasonably practicable, provided, however, that any failure or delay on your part in notifying us shall not limit our obligation to resolve, reverse or correct errors or discrepancies hereunder.

2.5	Reversal of entries: We shall reverse any provisional or erroneous entries to the Allocated Account which we discover or of which we are notified with effect back-valued to the date upon which the final or correct entry (or no entry) should have been made. Additionally, if we credit or debit Bullion to or from the Allocated Account that is not of the fine troy ounces or troy ounces (as the case may be) we have represented to you or, in the case of a credit, otherwise does not meet the requirements for “Good Delivery” under the rules of the Relevant Association, recovery by you, to the extent such recovery is otherwise allowed, shall not be barred by your delay in asserting a claim because of the failure to discover the corresponding loss or damage regardless of whether such loss or damage could or should have been discovered.

2.6	Access: We will allow you, the Sponsor and your and their identified representatives and Bullion auditors and inspectors access to our London vault premises (and, save as provided in the last sentence of this clause, we will procure, upon your request, that any Sub-Custodian we employ will allow access to its vault premises), upon reasonable notice during normal business hours, to examine the Bullion and such records as you and they may reasonably require to perform your and their respective audit duties in respect of the Bullion and with regard to investors in the Shares. All such audits shall be at the Trust’s expense. You agree that any such access may be subject to execution of a confidentiality agreement and agreement to the relevant vault premises’ security procedures. You acknowledge and agree that as of the date of this Agreement, it is the policy of the Bank of England to not permit any audit visits to its vault premises and unless and until this policy changes, you will not request that we procure permission to visit the Bank of England’s vault premises where it is a Sub-Custodian.

2.7	Regulatory Reporting: To the extent that our activities under this Agreement are relevant to the preparation of the filings required of the Trust under the securities laws of the United States or any other jurisdiction, we will, to the extent permitted by applicable law, the Rules or applicable regulatory authority, and upon reasonable request, cooperate with you and the Sponsor and your and the Sponsor’s representatives to provide such information concerning our activities as may be necessary for such filings to be completed. Additionally, to the extent that our activities or controls in our capacity as custodian of the Trust’s assets are relevant to the information presented in the financial statements of the Trust, we will, upon reasonable request, cooperate with the Sponsor and you to assist the Sponsor in providing the required written assurances regarding the reliability of the internal controls used in the preparation of such financial statements, including by providing the Trust’s external auditors with information and reports regarding our internal controls over financial reporting as far as such reporting relates to the scope of our duties.

3.	DEPOSITS

3.1	Procedure: You may at any time notify us of a deposit of Bullion to be made to the Allocated Account. A deposit may only be made by:

(a) a transfer from the Corresponding Unallocated Account as provided in Clause 4.1(c) of the Unallocated Account Agreement;

(b) physical transfers of Bullion to the Allocated Account from another custodian of the Trust’s Bullion; or

(c) other physical transfers of Bullion to the Allocated Account otherwise permitted under this Agreement or the Unallocated Account Agreement.

3.2	Notice requirements:

(a) The notice for any deposit of Bullion to be made into the Allocated Account in connection with Clause 4.1(c) of the Unallocated Account Agreement shall be made in accordance with Clause 4.2(b) of the Unallocated Account Agreement.

(b) The notice for any deposit of Bullion to be made into the Allocated Account in connection with Clauses 3.1(b) or (c) shall be received by the Custodian no later than 2:00 p.m. (London time) on a day which is not less than two London Business Days prior to the Availability Date unless otherwise agreed by the Trustee and the Custodian and shall specify the name of the person or carrier that will deliver the Bullion to the Custodian, the weight (in fine troy ounces or troy ounces, as the case may be) of the Bullion to be deposited to the Allocated Account and any other information which the Custodian may reasonably from time to time require.

(c) For the avoidance of doubt, no notice relating to a deposit of Bullion shall be required for any transfer of Bullion to the Allocated Account made pursuant to Clause 7.4 (Location of Bullion).

3.3	Right to amend procedure: The Custodian may amend the procedure in relation to the deposit of Bullion to the Allocated Account only where such amendment is caused by a change in the Rules or procedures of the Relevant Association. The Custodian will, whenever practicable, notify the Trustee and the Sponsor within a commercially reasonable time prior to the date on which the Custodian amends its procedures or imposes additional ones in relation to the transfer of Bullion into and from the Allocated Account, and in doing so the Custodian will consider the Trustee’s and the Sponsor’s need to communicate any such change to Authorized Participants and others.

3.4	Allocation: The Trustee acknowledges that the process of allocation of Bullion to the Allocated Account from the Unallocated Account may involve minimal adjustments to the weights of Bullion to be allocated to adjust such weight to the number of whole bars, plates and/or ingots (as the case may be) available.

4.	WITHDRAWALS

4.1	Procedure: You may at any time instruct us of a withdrawal of Bullion from the Account Balance of the Allocated Account. A withdrawal may only be made by:

(a) transfer to the Corresponding Unallocated Account in connection with the transfers described in Clause 4.1(a) of the Unallocated Account Agreement;

(b) transfer to an unallocated account in connection with the transfers described in Clauses 4.1(b), (f) or (g) of the Unallocated Account Agreement; or

(c) transfer in the manner described in clauses 4.1(d), (e) and (h) of the Unallocated Account Agreement.

4.2	Notice requirements: The notice for any withdrawal of Bullion to be made from the Allocated Account (i) in connection with Clauses 4.1(a), (b), (f) or (g) of the Unallocated Account Agreement shall be made in accordance with Clause 4.2(a) of the Unallocated Account Agreement and (ii) in connection with Clauses 4.1(d), (e) and (h) of the Unallocated Account Agreement shall be made in accordance with Clause 4.2(c) of the Unallocated Account Agreement.

4.3	Right to amend procedure: The Custodian may amend the procedure for the withdrawal of Bullion only where such amendment is caused by a change in the Rules or procedures of the Relevant Association. Any such amendment will be subject to the conditions of Clause 3.3 (Deposits – Right to amend procedure) and will be promptly notified to the Sponsor and the Trustee, such notice to be given in advance of implementation whenever practicable.

4.4	Specification of Bullion: The Custodian may specify the serial numbers of the bars, plates and/or ingots to be withdrawn once it receives instructions from the Trustee to effect a withdrawal of Bullion pursuant to Clause 4.1. The Custodian is entitled to select the Bullion to be made available to the Trustee; provided, however, that to the extent the Trustee provides specific serial numbers of bars, plates and/or ingots to be so selected, the Custodian will take reasonable efforts to select such Bullion as specified by the Trustee. The Custodian may require more than two London Business Days’ prior notice in the event that the Trustee does specify the serial numbers of bars, plates and/or ingots to be withdrawn.

4.5	Collection of Bullion: The Trustee agrees that in the normal course (which, for the avoidance of doubt, shall not include withdrawal in connection with the termination of this Agreement) withdrawal of Bullion from the Allocated Account shall be by way of de-allocation and subsequent credit of Bullion to the Corresponding Unallocated Account.

4.6	De-allocation: Following receipt by the Custodian of notice for the withdrawal of Bullion from the Allocated Account pursuant to Clause 4.1, the Custodian shall de-allocate sufficient Bullion from the Allocated Account to credit the Corresponding Unallocated Account in the amount required. The Trustee acknowledges that the process of de-allocation of Bullion for withdrawal and/or credit to the Corresponding Unallocated Account may involve minimal adjustments to the weight of Bullion to be withdrawn to adjust such weight to the whole bars, plates and/or ingots available.

4.7	Substitution: Only upon your prior written approval in consultation with the Sponsor, may we substitute Bullion comprising the Account Balance (the “Transferred Portion”) in exchange for the transfer by us to you of the same number of substitute bars, plates and/or ingots of like quality of Bullion which comply with the Rules (including, without limitation, the Rules relating to good delivery and fineness) (the “Substituted Portion”) by removing from the Allocated Account the records identifying the Transferred Portion and simultaneously recording in the Allocated Account the Bullion identified by the serial numbers of the relevant bars, plates and/or ingots (or by other appropriate means) comprising the Substituted Portion. We accept liability for all costs and shall bear all risk of loss in relation to any substitution made under this Clause 4.7. The number of fine troy ounces or troy ounces (as the case may be) held by us for you shall be the same before and after any such substitution.

4.8	Risk: Where there is a physical shipment from the Custodian of Bullion, all right, title and risk in and to such Bullion shall pass at the Point of Delivery to the relevant person for whose account the Bullion is being delivered.

5.	INSTRUCTIONS

5.1	Your representatives: Only the Trustee has the right to give instructions to us with respect to the Allocated Account. We may assume that instructions have been properly authorized by you if they are given or purport to be given by a person who is, or purports to be, and is reasonably believed by us to be, a director, employee or other authorized person acting for you.

5.2	Instructions: All transfers into and out of the Allocated Account shall be made upon receipt of, and in accordance with, instructions given (or appearing to be given) by you to us. Such instructions may be given by the Society for Worldwide Interbank Financial Telecommunications secure messaging system (“SWIFT”) or, if for any reason SWIFT is not operational, by authenticated email transmission in accordance with our internal funds transfer policy or by such other means as the Parties may agree upon from time to time. Unless otherwise agreed, any such instruction or communication shall be effective if given by written means. We may assume that any electronic instructions meeting the requirements of clause 5.1 have been validly given on your behalf. We reserve the right to obtain further validation of any instructions.

5.3	Amendments: Once given, instructions continue in full force and effect until they are cancelled or amended. Any such instructions (including those to cancel and amend a prior instruction) shall be valid and binding only after actual receipt by us in accordance with Clause 5.2. Nothing in the foregoing shall entitle you to cancel or amend an instruction once we have acted upon it (unless we expressly agree otherwise in writing at our discretion).

5.4	Unclear or ambiguous instructions: If, in our opinion, any instructions are unclear or ambiguous, we will use reasonable endeavours (taking into account any relevant time constraints) to obtain clarification of those instructions from you but, failing that, we may in our absolute discretion and without any liability on our part, act upon what we believe in good faith such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to our satisfaction.

5.5	Refusal to execute: We reserve the right to refuse to execute instructions if in our opinion they are or may be, or require action which is or may be, contrary to the Rules or any applicable law. In the case of being contrary to the Rules or applicable law, we shall promptly provide you with the reasons for not being able to execute the instructions unless prohibited from doing so by the Rules or applicable law. We shall in no circumstances have any obligation to act upon any instruction which in our opinion would result in a negative balance in the Allocated Account.

5.6	Creation and Redemption Procedures: The Custodian undertakes to the Trust that the Custodian will adhere to the Creation and Redemption Procedures, provided that the Trustee shall use its reasonable efforts to provide the Custodian with prior notice of any amendment to the Creation and Redemption Procedures and, if the amendment relates to the Custodian’s duties, such amendment will only be made after consultation with the Custodian. If the amendment would have a material adverse effect on the Custodian’s ability to adhere to the Creation and Redemption Procedures (in the Custodian’s reasonable opinion), such amendment may not be made without the Custodian’s prior written consent (which consent will not be unreasonably withheld or delayed) unless such amendment or modification is required by applicable law or the Rules.

6.	CONFIDENTIALITY

6.1	Disclosure to others: Subject to Clauses 6.2 and 6.3, each Party shall respect the confidentiality of information acquired under this Agreement, and neither will, without the written consent of the other, disclose to any other person any transaction or other information acquired about the other party, its business or the Trust under this Agreement, in the event that such other Party has made it clear, at or before the time such information is provided, that such information is being provided on a confidential basis. Notwithstanding anything to the contrary in this Agreement, to the extent required, a copy of this Agreement may be filed under the securities laws of the United States or any other jurisdiction in connection with the registration of the public offering of shares issued by the Trust.

6.2	Permitted disclosures: Each Party accepts that from time to time the other Party may be required by the Rules or applicable law, or a court order or similar process, or requested by a government department or agency, fiscal body or regulatory or listing authority, to disclose information acquired under this Agreement. In addition, the disclosure of such information may be required by a Party's auditors, by its legal or other advisors or by a company which is in the same group of companies as a Party (e.g., a subsidiary or holding company of a Party), by a Sub-Custodian or by the Sponsor or (in the case of the Trustee) by any beneficiary of the trusts constituted by the Trust Agreement. In any such case, the disclosing Party will notify the person to whom the disclosure is made that the information disclosed is confidential and should not be disclosed to any third party. Each Party irrevocably authorises the other to make such disclosures without further reference to such Party.

6.3	You acknowledge that, as a member of the LPMCL and in connection with carrying out our duties and obligations under this Agreement, it may be necessary from time to time for us to disclose to LPMCL and/or other clearing members, your account details and certain other information in order to act in accordance with your notices hereunder for the purposes of facilitating settlement. You acknowledge and accept that such disclosures may be made by us for the purposes set out in this Clause 6.3.

7.	CUSTODY SERVICES

7.1	Appointment: You hereby appoint the Custodian to act as custodian and bailee of the Bullion comprising the Account Balance in accordance with this Agreement and in accordance with any Rules and laws which apply to us. We accept that appointment. Except as otherwise provided under this Agreement, we do not undertake the responsibility of a trustee or any other duties in relation to the Bullion not implied by the law of bailment and possession.

7.2	Segregation of Bullion: We will segregate the Bullion comprising the Account Balance from any Bullion which we own or which we hold for others by making appropriate entries in our books and records, and we will require each Sub-Custodian to segregate the Bullion comprising the Account Balance which they hold for the Custodian (for the benefit of the Trust) from any Bullion which they own or hold for others by making appropriate entries in their books and records. Entries on our books and records will identify the Bullion held by us or, as applicable, at a Sub-Custodian, for the benefit of the Trust, and will refer to the Bullion by refiner, assay, serial number and gross and fine weight (as the case may be), and by any other marks required for the identification of the Bullion under the Rules. We will notify you of the Bullion held by us or, as applicable, a Sub-Custodian for the Custodian (for the benefit of the Trust), in accordance with Clause 2.3 (Reports) or upon your written request. For the avoidance of doubt, in any circumstance where we have agreed to hold for you a quantity of Bullion which cannot be allocated in a whole number of physical bars, plates and/or ingots, your Allocated Account will record the nearest whole number of physical bars, plates and/or ingots not exceeding such quantity of Bullion, and the difference between the quantity of Bullion comprised by such physical bars, plates and/or ingots and the quantity of such Bullion which we have agreed to hold for you will be held by us for you in the Corresponding Unallocated Account as an unallocated amount of Bullion pursuant to the Unallocated Account Agreement.

7.3	Ownership of Bullion: We will identify in our books that the Bullion comprising the Account Balance belongs solely to you (on trust for the Shareholders). We irrevocably declare that you (on trust for the Shareholders) are the owner of all right, title, interest and benefit in, to and under any Bullion in the Allocated Account deposited with, or in the possession of, us. We irrevocably declare that you (on trust for the Shareholders) are the owner of all right, title, interest and benefit in, to and under (a) any Bullion in the Allocated Account deposited with, or in the possession of, a Sub-Custodian; (b) any Bullion in the Allocated Account deposited with, or in the possession of, any other person; (c) any agreement between us and a Sub-Custodian or other such person in respect of such Bullion in the Allocated Account; and (d) any rights of recourse against a Sub-Custodian or other such person in respect of such Bullion in the Allocated Account, for a period of 80 years from the date of this Agreement.

7.4	Location of Bullion: The Bullion comprising the Account Balance must be held by us (i) at our London vault premises unless otherwise agreed in writing between the Parties and/or (ii) if so otherwise agreed in writing, at the vault premises of a Sub-Custodian. We shall use commercially reasonable efforts to promptly (i) transport any Bullion held for you by a Sub-Custodian to our London vault premises or (ii) substitute the Bullion held for you by a Sub-Custodian by a book entry debit from the Allocated Account of such Sub-Custodian and corresponding credit of Bullion to the Allocated Account at our London vault premises. If we allocate Bullion to the Allocated Account and such Bullion is held by a Sub-Custodian (but only if such Sub-Custodian is approved by you in writing) and such Bullion is physically transported from the Sub-Custodian’s vault premises to our London vault premises, then: (i) we accept liability for all costs related to the transportation of such Bullion, including insurance, from the Sub-Custodian’s vault premises to our London vault premises; and (ii) we bear the risk of loss of such Bullion during transportation, whether due to theft, destruction or otherwise. We agree that all delivery and packing shall be in accordance with the Rules and good market practices of the Relevant Association, and if there is a change in the delivery or packing due to a change in the Rules, we shall promptly provide you with the reasons for the change.

7.5	Replacement of Bullion: If any Bullion credited to the Allocated Account does not comply with the Rules (including, without limitation, the Rules relating to good delivery and fineness), we shall as soon as practicable replace such Bullion with Bullion which complies with the Rules (including, without limitation, the Rules relating to good delivery and fineness) by (i) debiting the Allocated Account and crediting the Corresponding Unallocated Account with the requisite amount of Bullion to be replaced, (ii) providing replacement Bullion which complies with the Rules, and which is of an amount that approximates the amount of Bullion to be replaced as closely as possible and (iii) debiting the Corresponding Unallocated Account and crediting the Allocated Account with the requisite amount of replacement Bullion. We shall not start the foregoing replacement process on a particular London Business Day unless we are reasonably sure that such replacement process can be started and completed in the same London Business Day. We shall notify you by email and/or SWIFT message as soon as practicable on the London Business Day (but no later than the end of business on such London Business Day) when (i) Bullion credited to the Allocated Account does not comply with the Rules and (ii) replacement Bullion has been credited to the Allocated Account in accordance with this Clause 7.5. Such notification shall include details of the Bullion which did not comply with the Rules, and the replacement Bullion, including, without limitation, for each bar, plate and/or ingot of non-compliant or replacement Bullion (i) the name of the refiner and (ii) information regarding the vault location, gross weight, fineness, serial ID number, size and, if applicable, fine ounces. If there is a change in compliance due to a change in the Rules, we shall promptly provide you with the reasons for the change.

7.6	Post-2012 Bullion: When allocating gold Bullion to the gold Bullion Allocated Account, the Custodian will, on a best efforts basis and subject to the availability of Post-2012 Bullion, seek to allocate Post-2012 Bullion. If, due to a lack of availability of Post-2012 Bullion, the Custodian is unable to allocate Post-2012 Bullion to the gold Bullion Allocated Account, the Custodian will allocate Pre-2012 Bullion and substitute such allocated Pre-2012 Bullion for Post-2012 Bullion as soon as Post-2012 Bullion is available by (i) debiting the gold Bullion Allocated Account and crediting the Corresponding Unallocated Account with the requisite amount of Pre-2012 Bullion to be replaced, (ii) providing replacement Post-2012 Bullion which is of an amount that approximates the amount of Pre-2012 Bullion to be replaced as closely as possible and (iii) debiting the Corresponding Unallocated Account and crediting the gold Bullion Allocated Account with the requisite amount of replacement Post-2012 Bullion. We shall not start the foregoing replacement process on a particular London Business Day unless we are reasonably sure that such replacement process can be started and completed in the same London Business Day. We shall notify you by email and/or SWIFT message as soon as practicable on the London Business Day (but no later than the end of business on such London Business Day) when Pre-2012 Bullion previously credited to the gold Bullion Allocated Account has been replaced by crediting Post-2012 Bullion to the gold Bullion Allocated Account in accordance with this Clause 7.6. Such notification shall include details of the Pre-2012 Bullion, and the replacement Post-2012 Bullion, including, without limitation, for each bar of Pre-2012 Bullion or Post-2012 Bullion (i) the name of the refiner and (ii) information regarding the vault location, gross weight, fineness, serial ID number, size and fine ounces. If there is a change in compliance due to a change in the Rules, we shall promptly provide you with the reasons for the change.

8.	SUB-CUSTODIANS

8.1	Sub-Custodians: We may employ Sub-Custodians solely for the temporary custody and safekeeping of Bullion comprising the Account Balance until such Bullion is transferred to our London vault premises as provided in Clause 7.4 (Location of Bullion). The Sub-Custodians the Custodian selects may themselves select sub-custodians to provide such temporary custody and safekeeping of Bullion, but such sub-custodians shall not by such selection or otherwise be, or be considered to be, a Sub-Custodian as such term is used herein. We will use reasonable care in selecting any Sub-Custodian. As of the date of this Agreement, the Sub-Custodians that the Custodian uses are specified below in this Clause. We will notify you and the Sponsor of the selection of any additional Sub-Custodian or if we stop using any Sub-Custodian for such purpose. Your and the Sponsor’s receipt of notice that we have selected a Sub-Custodian (including those named in this Clause below) shall not be deemed to limit our responsibility in selecting such Sub-Custodian. Any Sub-Custodian shall be a member of the Relevant Association, except for the Governor and Company of the Bank of England. We shall notify you and the Sponsor as soon as practicable (and in any event no later than 2 Business Days from the date of our becoming aware) of any difficulties or problems existing with respect to a Sub-Custodian of which we become aware, with our acknowledging that we endeavour to apply no less than the same standard of care with respect to any Sub-Custodian as we apply to the services provided by us. As per the definition of “Sub-Custodian” in Clause 1.1, any appointment of a Sub-Custodian other than the Sub-Custodians specified below in this Clause 8.1 must be approved in writing by the Trustee and the Sponsor.

Schedule 2 (Sub-Custodian Trust Provisions) will apply in relation to any Sub-Custodian or any other person with which the Custodian has deposited, or which is in possession of, any Bullion in the Allocated Account.

As at the date of this Agreement the Sub-Custodians that the Custodian uses are: (i) for gold, Brinks’ Global Services, Malca-Amit, Loomis and the Governor and Company of the Bank of England; and (ii) for silver, Brinks’ Global Services. The Custodian does not, as at the date of this Agreement, use any Sub-Custodians for platinum or palladium.

8.2	Liability: Except for our obligation under Clause 7.4 (Location of Bullion) to promptly transport any Bullion held for you by a Sub-Custodian to our London vault premises, we shall not be liable in contract, tort or otherwise for any loss, damages or expenses arising directly or indirectly as a result of any act or omission or insolvency of any Sub-Custodian or further delegate of such Sub-Custodian, unless the appointment of such Sub-Custodian was made by us fraudulently, negligently or in bad faith.

9.	REPRESENTATIONS

Each Party represents and warrants to the other, on a continuing basis, that:

(i)	it is duly constituted and validly existing under the laws of its jurisdiction of constitution;

(ii)	it has all necessary authority, powers, consents, licences and authorisations (which have not been revoked) and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

(iii)	the persons entering into this Agreement on its behalf have been duly authorized to do so; and

(iv)	this Agreement and the obligations created under it constitute its legal and valid obligations which are binding upon it and enforceable against it in accordance with the terms of this Agreement (subject to applicable laws of bankruptcy, insolvency and similar laws and principles of equity) and do not and will not violate any applicable laws, or any order, charge or agreement by which it is bound.

10.	SANCTIONS

10.1	In addition to (and without limitation of) the representations and warranties given by you in Clause 9 (Representations) above, you represent, warrant, and undertake, on a continuing basis, that:

(a)        you are not, and the Trust is not, a person or entity that is named on any Sanctions List or directly or indirectly targeted under any Sanctions; and

(b)        subject to the limitation in the following sentence, you represent, in relation to your own actions taken in connection with this Agreement, that you are not knowingly acting in violation of any Sanctions applicable to you, and will not knowingly cause us to hold any Bullion that originates from financial crime or that would cause us to facilitate the violation of any such Sanctions. We acknowledge that you do not review or monitor the activities of the Authorized Participants or Shareholders with respect to their compliance with Sanctions.

10.2	Subject to Clause 10.1, you agree that, to the best of your knowledge, neither any Bullion nor the proceeds of any Bullion will be used by you in any way to fund the activities or business of any person or entity in violation of Sanctions applicable to you. You further agree that we shall be under no obligation to comply with a notice of withdrawal delivered pursuant to Clause 4.1 (Withdrawals – Procedure) where we, in consultation with you and the Sponsor (to the extent such consultation is permitted by law, regulation and internal compliance policies and procedures), have reasonable grounds to suspect that doing so would constitute a violation of Sanctions.

10.3	In the event that you breach Clause 10.1 or 10.2 above, or if we have reasonable grounds to believe that you have breached Clause 10.1 or 10.2 above, we shall have the right to terminate this Agreement upon written notice to you and the Sponsor. Our indemnification provided in Clause 12.5 (Scope of Responsibility – Indemnity) shall apply to any such termination.

10.4	Nothing in this Agreement shall require a Party to take any action or to refrain from taking any action which may cause that Party any liability to or imposed by a Sanctioning Body.

11.	FEES AND EXPENSES

11.1	Fees: For the Custodian’s services under this Agreement, the Sponsor and the Custodian have entered into a separate written agreement pursuant to which the Sponsor has agreed to pay the Custodian’s fee for services under this Agreement and the Unallocated Account Agreement. Details of charges (including, if any, transfer clearing charges and storage charges) will be advised to you and the Sponsor by us in writing from time to time.

11.2	Expenses: Pursuant to a separate written agreement between the Sponsor and the Custodian, the Sponsor shall pay to the Custodian on demand all costs, charges and expenses (excluding (i) any relevant taxes and VAT (except where the Sponsor and the Custodian agree otherwise in writing), duties and other governmental charges, (ii) fees for storage and insurance of the Bullion and any fees and expenses of Sub-Custodians, which will be recovered under Clause 11.1, and (iii) indemnification obligations of the Trustee under Clause 12.5 (Scope of Responsibility – Indemnity) which will be paid pursuant to the following sentence) incurred by the Custodian in connection with the performance of its duties and obligations under this Agreement or otherwise in connection with the Bullion. The Trustee will procure payment on demand, solely from and to the extent of the assets of the Trust, of any other costs, charges and expenses not assumed by the Sponsor under its separate written agreement with the Custodian (including any relevant taxes (other than VAT, which is addressed in the preceding sentence and Clause 14.1), duties, other governmental charges and indemnification claims of the Custodian payable by the Trustee pursuant to Clause 12.5 (Scope of Responsibility – Indemnity), but excluding fees for storage and insurance of the Bullion and any fees and expenses of Sub-Custodians, which will be recovered under Clause 11.1) incurred by the Custodian in connection with the Bullion.

11.3	Credit balances: No interest or other amount will be paid by us on any credit balance on the Allocated Account.

11.4	Debit balances: You are not entitled to overdraw the Allocated Account, and we shall not carry out any instruction from you where to do so would in our opinion cause the Allocated Account to have a negative balance.

11.5	Default interest: If you or the Sponsor, as applicable, fail to procure payment to us of any amount when due under this Agreement, we reserve the right to charge interest (both before and after any judgement) on any such unpaid amount calculated at a rate equal to 1% above the 1 month Secured Overnight Financing Rate (SOFR) for the currency in which the amount is due, or if such rate is not available, such rate of interest as we and you or the Sponsor, as applicable, shall mutually agree upon in good faith. Interest will accrue on a daily basis, on a compound basis with monthly resets, and will be due and payable by the relevant party as a separate debt.

11.6	No Recovery from the Trust: Amounts payable pursuant to this Clause 11 shall not be debited from the Allocated Account, but shall be solely payable, as applicable, by you, on behalf of the Trust, or the Sponsor, and we hereby acknowledge that we will have no recourse against any Bullion standing to the credit of the Allocated Account or to the Trustee individually in respect of any such amounts.

12.	SCOPE OF RESPONSIBILITY

12.1	Exclusion of liability: The Custodian will use reasonable care in the performance of its duties under this Agreement, and we will be responsible for any loss or damage suffered as a direct result of any negligence, fraud or wilful default on our part in the performance of our duties, and in which case our liability will not exceed the market value of the Bullion lost or damaged at the time such negligence, fraud or wilful default is discovered by the Custodian, provided that the Custodian notifies the Trustee promptly after any discovery of lost or damaged Bullion. We shall not in any event be liable for any consequential loss, or loss of profit or goodwill, whether or not resulting from any negligence, fraud or wilful default on our part.

12.2	No duty or obligation: The Custodian is under no duty or obligation to make or take, or require any Sub-Custodian to make or take, any special arrangements or precautions beyond those required by the Rules or as specifically set forth in this Agreement.

12.3	Insurance: The Custodian (or one of its Affiliates) shall make such insurance arrangements from time to time in connection with the Custodian’s custodial obligations under this Agreement as the Custodian considers appropriate and will be responsible for all costs, fees and expenses (including any relevant taxes) in relation to such insurance policy or policies. Upon reasonable prior written notice, in connection with the preparation of any registration statement under the United States Securities Act of 1933, as amended, covering any Shares, the Custodian will allow its insurance certificate to be reviewed by the Trustee and by the Sponsor. The Custodian also will allow the Trustee and the Sponsor to review such insurance certificate in connection with any amendment to the registration statement covering any Shares and from time to time, in each case upon reasonable prior written notice from the Trustee. Any permission to review the Custodian’s insurance is limited to the term of this Agreement and is conditioned on the reviewing party executing a form of confidentiality agreement provided by the Custodian, or if the confidentiality agreement is already in force, acknowledging that the review is subject thereto. We acknowledge that you may obtain separate insurance at your own expense solely for your benefit to insure the Bullion comprising the Account Balance and that we will promptly provide you with all information reasonably necessary for you to obtain such insurance.

12.4	Force majeure: We shall not be liable for any delay in performance, or for the non-performance of, any of our obligations under this Agreement by reason of any cause beyond the Custodian’s reasonable control. This includes but is not limited to any act of God, breakdown, malfunction or failure of, or in connection with, any communication, computer facilities, transmission, cyber-attack or event, clearing or settlement facilities, industrial action, war, civil war, hostilities (whether war be declared or not), epidemic, pandemic, revolution, rebellion, insurrection, civil strife acts and regulations of any governmental or supra national bodies or authorities, or the rules of any relevant regulatory or self-regulatory organisation or failure of any such body, authority or organisation, for any reason, to perform its obligations. We shall promptly provide you with the reasons for such delay in performance, or non-performance and shall use our reasonable endeavours to assist you in finding a replacement custodian should any of the foregoing events prevent us from performing our obligations under this Agreement.

12.5	Indemnity: You shall, solely from and to the extent of the assets of the Trust, indemnify and keep us indemnified (on an after tax basis) on demand against all costs and expenses, damages, liabilities and losses (other than VAT and the expenses assumed by the Sponsor under its agreement with the Custodian referenced in Clause 11.2 (Fees and Expenses – Expenses)) which we may suffer or incur, directly or indirectly, in connection with this Agreement, except to the extent that such sums are due directly to our negligence, wilful default or fraud. The foregoing indemnity shall not apply to our fees, expenses and other amounts that are paid by the Sponsor pursuant to Clause 11 (Fees and Expenses) or otherwise under this Agreement.

12.6	Our interests and Affiliates’ interests: We have the right, without notifying you, to act upon your instructions or to take any other action permitted by the terms of this Agreement even where:

(a)	we, directly or indirectly, have an interest in the consequences of such instruction or action;

(b)	we process your instructions on an aggregated basis together with similar instructions from other clients; or

(c)	we have a relationship with another party which does or may create a conflict with our duty to you, including (without prejudice) circumstances where we or any of our associates may: (i) act as financial adviser, banker or otherwise provide services to your contract counterparty; (ii) act in the same arrangement as agent for more than one client; or (iii) earn profits from any of the activities listed herein.

We or any of our divisions, branches or Affiliates may be in possession of information tending to show that the action required by your instructions may not be in your best interests, but shall not have any duty to disclose any such information.

13.	TERMINATION

13.1	Term: This Agreement shall have an initial term of four (4) years commencing on the date of this Agreement (the “Initial Term”) and ending on the fourth anniversary of such date. At any time after the Initial Term, either Party may terminate this Agreement for any reason by giving not less than 90 days’ written notice to the other Party.

13.2	Notice: Any notice given by the Trustee under Clause 13.1 or Clause 13.3 must specify:

(a)	the date on which the termination will take effect (the “Termination Date”);

(b)	the person to whom the Account Balance is to be made available; and

(c)	all other necessary arrangements for the redelivery of the Account Balance to your order.

13.3	Termination For Cause: Notwithstanding Clause 13.1, this Agreement may be terminated at any time (including during the Initial Term) by written notice as follows:

(a)	by the Trustee, if the Custodian ceases to offer the services contemplated by this Agreement to its clients or proposes to withdraw from the Bullion business;

(b)	by the Trustee, if the Custodian commits any material breach of its obligations under this Agreement and, where such breach is capable of remedy, shall have failed to make good such breach within seven (7) Business Days of receipt of written notice requiring it to do so. A “material breach” for this purpose is a breach or series of breaches by the Custodian under this Agreement which detrimentally affects the ability of the Trustee to perform any of its obligations as trustee of the Trust;

(c)	by the Trustee or the Custodian, if it becomes unlawful for the Custodian to be a party to this Agreement or to offer its services on the terms contemplated by this Agreement or it becomes unlawful for the Trustee or the Trust to receive such services or for the Trustee to be a party to this Agreement;

(d)	by the Custodian, if there is any event which, in the Custodian’s reasonable view, indicates the Trust’s or the Sponsor’s insolvency or impending insolvency;

(e)	by the Custodian, if it becomes unlawful for the Sponsor to pay the fees and expenses set out in Clause 11 (Fees and Expenses);

(f)	by the Trustee, if there is any event which, in the Trustee’s sole view, indicates the Custodian’s insolvency or impending insolvency;

(g)	by the Trustee, if the Trust is to be terminated;

(h)	by the Trustee or the Custodian, if the Unallocated Account Agreement ceases to be in full force and effect at any time; or

(i)	by the Custodian pursuant to Clause 10.3 (Sanctions).

13.4	Redelivery arrangements: Following any termination of this Agreement, if you do not make arrangements acceptable to us for the redelivery of the Account Balance to your order, we may continue to hold the Bullion constituting such Account Balance, in which case we will continue to charge the fees and expenses payable pursuant to Clause 11 (Fees and Expenses). If you have not made arrangements acceptable to us for the redelivery of the Account Balance within 6 months of the Termination Date, we will be entitled to close the Allocated Account and sell the Bullion constituting the Account Balance (at such time and on such markets as we consider appropriate) and account to you for the proceeds.

13.5	Termination. For the avoidance of any doubt, upon receipt of notice of any termination of this Agreement pursuant to Clause 13.1 or 13.3, we agree to continue to serve as custodian and bailee pursuant to the terms of this Agreement for the period of time between the provision of notice and the Termination Date and we will use all reasonable endeavours to facilitate the liquidation and distribution of the Trust, if applicable, or an orderly transition to a successor custodian. In the event that the Trust seeks to transition to a successor custodian in accordance with the Trust Agreement, we shall cooperate with you and the Sponsor in good faith to effect a smooth and orderly redelivery of the Bullion held in the Allocated Account, the custodial services provided under this Agreement and all applicable records as directed by you or the Sponsor to a successor custodian. Such cooperation shall include the execution of such documents and the taking of such actions as you or the Sponsor may reasonably require in order to effect such redelivery however to the extent we properly incur costs for such actions those costs shall be for the account of the Sponsor. The Sponsor shall provide you with any instructions concerning the redelivery, including collection by and /or physical transport of Bullion to, a successor custodian and, upon receipt of such instructions, you shall provide such instructions to us pursuant to Clause 5.2 (Instructions) or as otherwise as we and you may agree.

13.6	Existing rights: Termination shall not affect rights and obligations then outstanding under this Agreement which shall continue to be governed by this Agreement until all obligations have been fully performed.

13.7	Phoenix Portal: Effective the Termination Date (unless the Custodian agrees otherwise in writing), the use of the Phoenix Portal will automatically be terminated and no further access to the Phoenix Portal will be permitted.

13.8	Change in Trustee: If there is any change in the identity of the trustee of the Trust in accordance with the Trust Agreement, then we and you and, as applicable, the Trust shall execute such documents and shall take such actions as the new trustee of the Trust and the outgoing trustee of the Trust may reasonably require for the purpose of vesting in the new trustee of the Trust the rights and obligations of the outgoing trustee of the Trust, and releasing the outgoing trustee of the Trust from its future obligations under this Agreement. Our obligations under this Clause 13.8 shall be conditioned on us having conducted prompt, reasonable and proportionate due diligence to our reasonable satisfaction on any such new Trustee.

14.	VALUE ADDED TAX

14.1	VAT inclusive: All sums payable under or in respect of this Agreement by the Sponsor or the Trust to the Custodian shall be deemed to be inclusive of VAT if and to the extent that VAT is properly chargeable on any supplies made by the Custodian to the Trust pursuant to this Agreement.

14.2	VAT Invoice: If VAT is properly chargeable on any supplies made by the Custodian to the Trust pursuant to this Agreement, the Custodian shall provide a valid VAT invoice to the Trust.

15.	NOTICES

15.1	Form: Except as otherwise provided in this Agreement, any notice or other communication under or in connection with this Agreement shall be given in writing which includes an electronic transmission in a form permitted by Clause 15.2.

15.2	Method of transmission: Except as otherwise provided in this Agreement, any notice or other communication shall be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including email and SWIFT) or such other electronic transmission as the Parties may from time to time agree, to the Party due to receive the notice or communication or the Sponsor, at its address, SWIFT address or email address set out below or another address, SWIFT address or email address specified by that Party (which shall be the Trustee in the case of other details for the Sponsor) by written notice to the other Party.

If to the Custodian, to:

ICBC Standard Bank Plc

20 Gresham Street, London, EC2V 7JE

England

Attention: Precious Metals Operations

Email: London.PreciousMetalsOperations@icbcstandard.com; Bullion-Physical@icbcstandard.com

If to the Trustee, to:

The Bank of New York Mellon

240 Greenwich Street

8th Floor

New York, New York 10286

Attention: ETF Services

E-Mail: etfcsm@bnymellon.com

The contact information of the Sponsor for the purposes of receiving notices under this Agreement is:

abrdn ETFs Sponsor LLC

c/o abrdn Inc.

1900 Market Street, Suite 200

Philadelphia, PA 19103

Attention: Product Governance

Email: ProductGovernanceUS@abrdn.com

With a copy to:

abrdn ETFs Sponsor LLC

c/o abrdn Inc.

712 Fifth Avenue, 49th Floor

New York, NY 10019

Attention: Adam Rezak

Email: adam.rezak@abrdn.com

15.3	Deemed receipt of notice: A notice or other communication under or in connection with this Agreement will be deemed received or delivered only if actually received or delivered.

15.4	Recording of calls: Each of the Custodian and the Trustee may record telephone conversations without use of a warning tone. Such records will be the recording party’s sole property and accepted by the other party hereto as evidence of the orders or instructions given.

16.	GENERAL

16.1	No advice: The Custodian’s duties and obligations under this Agreement do not include providing investment advice. In asking us to open and maintain the Allocated Account, you do so in reliance upon your own judgement, and we shall not owe to you or the Trust any duty to exercise any judgement on your behalf as to the merits or suitability of any deposits into, or withdrawals from, the Allocated Account.

16.2	Rights and remedies: The Custodian hereby waives any right it has or may hereafter acquire to combine, consolidate or merge the Metal Accounts with any other account of the Trust or the Trustee or to set off any liabilities of the Trust or of the Trustee to the Custodian and agrees that it may not set off, transfer or combine or withhold payment of any sum standing to the credit of, or to be credited to, the Metal Accounts in or towards or conditionally upon satisfaction of any liabilities to it of the Trust or the Trustee. Subject thereto, the Custodian’s rights under this Agreement are in addition to, and independent of, any other rights which we may have at any time in relation to the Account Balance.

16.3	Business Day: If an obligation of a Party falls due to be performed on a day which is not a Business Day, such obligation shall be performed on the next succeeding Business Day.

16.4	Assignment: This Agreement is for the benefit of and binding upon us both and our respective successors and permitted assigns, and, except as provided in Clause 13.8 (Change in Trustee) with respect to you, neither Party shall assign, transfer or encumber, or purport to assign, transfer or encumber any of its rights or obligations under this Agreement without the other Party’s prior agreement in writing (such agreement not to be unreasonably withheld), provided that such consent is not required where the Custodian assigns, transfers or encumbers any right or obligation under this Agreement to its Affiliate. This Clause 16.4 shall not restrict the Custodian’s power to merge or consolidate with any party or to dispose of all or substantially all of its custody business to another party, and further provided that this clause shall not restrict the Trustee from assigning its rights hereunder to a Shareholder to the extent required for the Trustee to fulfil its obligations under the Trust Agreement.

16.5	Amendments: Unless otherwise specified in this Agreement, any amendment to this Agreement must be agreed in writing and be signed by both parties. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

16.6	Partial invalidity: If any of the clauses (or part of a clause) of this Agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining clauses (or part of a clause) will not in any way be affected or impaired.

16.7	Liability: Nothing in this Agreement shall exclude or limit any liability which cannot lawfully be excluded or limited (e.g., liability for personal injury or death caused by negligence).

16.8	Entire Agreement: This Agreement and the Unallocated Account Agreement represent the entire agreement between us, and supersede any previous agreements between us, relating to the subject matter of this Agreement and the Unallocated Account Agreement.

16.9	Counterparts; Signatures: This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement. PDF copies and electronic signatures shall be acceptable and binding.

16.10	Third Party Rights: Except with respect to the Trust, which shall be considered a beneficiary of this entire Agreement, and the Sponsor, which shall be a beneficiary (as applicable) of Clauses 2.6 (Access), 2.7 (Regulatory Reporting), 3.3 (Deposits - Right to amend procedure), 4.3 (Withdrawals – Right to amend procedure), 8.1 (Sub-Custodians), 10 (Sanctions), 11.1 (Fees and Expenses - Fees), 12.3 (Insurance), 13.5 (Termination) and this Clause 16.10, we do not owe any duty or obligation or have any liability towards any person who is not a party to this Agreement, and, other than the Trust and the Sponsor, this Agreement does not confer a benefit on any person who is not a party to it. The Parties do not intend that any term of this Agreement shall be enforceable by any person who is not a party to it, except for the Trust and the Sponsor, and do intend that the Contracts (Rights of Third Parties) 1999 Act shall not apply to this Agreement. Nothing in this paragraph is intended to limit the obligations hereunder of any successor trustee of the Trust or to limit the right of any successor trustee of the Trust to enforce the Custodian’s obligations hereunder.

16.11	No Liens: We will not create any right, charge, security interest, lien or claim against the Account Balance, including with respect to the payment or non-payment by the Sponsor of our fees, expenses and other amounts that are paid by the Sponsor pursuant to Clause 11 (Fees and Expenses) or otherwise under this Agreement.

16.12	Role of Trustee: You are a party to this Agreement in your capacity as trustee of the Trust and, accordingly, you shall only be liable to satisfy any obligations under this Agreement, including, without limitation, any obligations or liabilities arising in connection with any default by you under this Agreement, to the extent of the assets held from time to time by you as trustee of the Trust (the “Trust Assets”) to the extent authorized by the Trust Agreement; and no recourse shall be had to: (i) any assets other than the Trust Assets, including, without limitation, any of the assets held by you as trustee, co-trustee or nominee of a trust other than the Trust, as owner in your individual capacity or in any way other than as trustee of the Trust; or (ii) you for any assets that have been distributed by you to the beneficiaries of the Trust.

17.	GOVERNING LAW AND JURISDICTION

17.1	Governing law: This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

17.2	Jurisdiction: The Parties agree that the courts of the State of New York, in the United States of America, and the Unites States federal court located in the Borough of Manhattan in such state shall have jurisdiction to settle any disputes or claims which may arise out of or in connection with this Agreement, including any question regarding its existence, validity or termination. Each of the Parties hereto irrevocably submits to the non-exclusive jurisdiction of such courts, waive any claim of forum non conveniens and any objections to the laying of venue, and further waive any personal service.

17.3	Waiver of immunity: To the extent that you may in any jurisdiction claim for yourself, as Trustee, the Trust or its assets any immunity from suit, judgement, enforcement or otherwise howsoever, you agree not to claim and irrevocably waive any such immunity to which you would otherwise be entitled (whether on grounds of sovereignty or otherwise) to the full extent permitted by the laws of such jurisdiction.

17.4	Service of process: Process by which any proceedings are begun may be served by being delivered to the addresses specified below. This does not affect the right of either of us to serve process in another manner permitted by law.

Custodian’s address for service of process:

ICBC Standard Bank Plc.

25 Gresham Street

London EC2V 7JE

England, United Kingdom

Attention: The Legal Department – Commodities Legal

Trustee’s address for service of process:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: Legal Department – Asset Servicing

With a copy to:

The Bank of New York Mellon

240 Greenwich Street

8th Floor

New York, New York 10286

Attention: ETF Services

Email: etfcsm@bnymellon.com

With a copy to:

abrdn ETFs Sponsor LLC

c/o abrdn Inc.

1900 Market Street, Suite 200

Philadelphia, PA 19103

Attention: Product Governance

Email: ProductGovernanceUS@abrdn.com

[Signature Page Follows]

EXECUTED by the Parties

Signed on behalf of

ICBC Standard Bank Plc

by:

Signature	/s/ Paul McKerrell

Name	Paul McKerrell

Title	Authorized Signatory

Signature	/s/ Dominique Spurr

Name	Dominique Spurr

Title	Legal Department ICBC Standard Bank Plc

Signed on behalf of

The Bank of New York Mellon,

not in its individual capacity, but solely in its capacity as trustee of the abrdn Precious Metals Basket ETF Trust by:

Signature	/s/ Sarah Fisher

Name	Sarah Fisher

Title	Senior Vice President

SCHEDULE 1

Reports

We agree to provide the following reports to you for each London Business Day, by no later than 9:00 a.m. New York time on the following London Business Day:

a)	by email, a report (i) showing the increases and decreases to the Bullion standing to the Trust’s credit in the Allocated Account and identifying separately each transaction and the London Business Day on which it occurred and (ii) providing sufficient information to identify each individual bar, plate and ingot of Bullion held in the Allocated Account; we will also provide by email a report on the ICBCS/BNYM daily ounce reconciliation;

b)	a notification by email (noting that this information is also available in the Phoenix Portal) of (i) each separate transaction, if any, transferring Bullion to the Allocated Account from the Corresponding Unallocated Account, (ii) the amount of Bullion, if any, transferred from the Allocated Account to the Corresponding Unallocated Account, and (iii) the closing balance of Bullion held in the Allocated Account for such London Business Day;

c)	by email attaching a PDF document and an Excel spreadsheet (noting that the PDF bar, plate and ingot list is also available for download in the Phoenix Portal), a list of all bars, plates and ingots of Bullion held by the Custodian or, as applicable, at a Sub-Custodian in the Allocated Account, which list shall be updated at least every London Business Day and include the following information for each bar, plate and ingot of Bullion: (i) relevant vault location, (ii) gross weight, (iii) fineness, (iv) serial identification number, (v) size, (vi) if applicable, fine ounces, (vii) producer name, (viii) assay, (ix) year of production and (x) any other marks required for the identification of a bar, plate or ingot of Bullion under the Rules; and

d)	such other information about the increases and decreases to the Bullion in the Allocated Account on a same London Business Day basis at such other times and in such other form as the Parties shall agree.

For each calendar month, the Custodian will provide the Trustee within a reasonable time after the end of the month a statement of account for the Allocated Account. Such reports will be made available to the Trustee by means of the Phoenix Portal. In the event the Phoenix Portal is unavailable for any reason, the Trustee and the Custodian will agree upon a temporary notification system for making such reports available to the Trustee.

SCHEDULE 2

SUB-CUSTODIAN TRUST PROVISIONS

1.	CUSTODIAN DECLARATION OF tRUST

1.1	We irrevocably declare that we shall hold all right, title, interest and benefit in, to and under the Trust Property as trustee upon bare trust for your absolute benefit in accordance with the terms of this Schedule.

1.2	In this Schedule:

“Sub-Custodian Trust” means the trust declared by us in paragraph 1.1 above; and

“Trust Property” means our right, title and interest in and to:

(a)	any Bullion in your Allocated Account deposited with, or in the possession of, a Sub Custodian;

(b)	any Bullion in your Allocated Account deposited with, or in the possession of, any other person;

(c)	any agreement with a Sub-Custodian or other such person in respect of such Bullion; and

(d)	any rights of recourse against a Sub-Custodian or other such person in respect of such Bullion.

2.	Application of Trust Property

You are only entitled to instruct us to take any action in relation to the Trust Property that you would otherwise be entitled to instruct us to take pursuant to the terms of this Agreement (disregarding this Schedule 2) and we will only be required to take any such action to the same extent that we would be required to take pursuant to the terms of this Agreement (disregarding this Schedule 2).

3.	DisaPplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to our duties as trustee in respect of the Trust Property. Where there are any inconsistencies between the Trustee Act 1925, the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

4.	liability

4.1	In acting as trustee in respect of the Trust Property, we shall have all of the obligations, liabilities, rights, powers, indemnities and protections applicable to us under this Agreement including, without limitation, those under Clause 7.4 (Location of Bullion), Clause 8 (Sub-Custodians), Clause 11 (Fees and Expenses), Clause 12 (Scope of Responsibility) and Clause 16 (General).

4.2	The indemnity in Clause 12.5 shall apply to the Sub-Custodian Trust.

4.3	No provision of this Agreement shall require us to do anything which is illegal in the place of its performance, or contrary to any applicable law or regulation or the applicable requirements of any regulatory authority.

5.	Termination

5.1	The Sub-Custodian Trust shall be terminated:

(a)	by notice in writing from you to us, in which case the terms of this Agreement (disregarding this Schedule 2) shall apply; or

(b)	subject to Clauses 13.3 and 13.4, upon termination of this Agreement in accordance with Clause 13 (Termination).

6.	Perpetuity period

The perpetuity period for the purposes of the Sub-Custodian Trust shall be the period of 80 years from the date of this Agreement.

7.	contracting with the Trustee and Others

Neither we nor any of our directors or officers or holding companies, subsidiaries or associated companies shall by reason of our duties in relation to the Sub-Custodian Trust be in any way precluded from entering into or being interested in any other trust arrangement, contract or financial or other transaction or arrangement with the Trustee or Trust or any person or body corporate associated with the Trustee or the Trust.

SCHEDULE 3

PHOENIX PORTAL TERMS OF USE

References in this Schedule 3 to “we”, “us” and “our” shall be deemed references to the Custodian and to “you” and “your” shall be deemed references to The Bank of New York Mellon, not in its individual capacity but solely in its capacity as trustee of the abrdn Precious Metals Basket ETF Trust.

1.	Introduction

1.1.	The Phoenix Portal and Phoenix Services (defined in Paragraph 2 below) are facilities that we provide without additional charge to customers who maintain with us allocated or unallocated Bullion accounts.

1.2.	The terms and conditions set out in this Schedule (“Phoenix Terms”) along with the Clauses of this Agreement apply to and govern your use of the Phoenix Portal and Phoenix Services.

1.3.	The Phoenix Terms are an integral part of the Agreement. The Phoenix Terms and the Clauses and other Schedules of the Agreement should therefore be read as one.

1.4.	To the extent that there is any conflict or inconsistency between the Phoenix Terms and the Clauses of the Agreement:

1.4.1.	in relation to the Phoenix Portal and Phoenix Services, the Phoenix Terms shall take priority; and

1.4.2.	in all other cases the Clauses and other Schedules of the Agreement shall take priority.

2.	Definitions

2.1.	In this Schedule (including any appendixes hereto):

2.1.1.	“Accounts” means the Allocated Account and/or its Corresponding Unallocated Account, as the case may be;

2.1.2.	“Authorized User” means a person listed in the Authorized User List;

2.1.3.	“Authorized User List” means the list of your Authorized Users (and their relevant access rights) that is agreed in writing between us from time to time;

2.1.4.	“Data Protection Laws” means Regulation 2016/679 of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation);

2.1.5.	“End User Terms” has the meaning given in Paragraph 7.3;

2.1.6.	“Intellectual Property Rights” means all intellectual property rights, including patents, supplementary protection certificates, petty patents, utility models, trademarks, database rights, rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any renewals or extensions;

2.1.7.	“Permitted Purpose” has the meaning given in Paragraph 3.2 of this Schedule;

2.1.8.	“Phoenix Portal” means the web-based application hosted by us or on our behalf that allows our customers to view online their allocated and unallocated Bullion accounts, and to instruct transfers to and from those accounts;

2.1.9.	“Phoenix Services” means the services and functions that we make available to our customers through the Phoenix Portal;

2.1.10.	“Privacy Policy” means our privacy policy governing our use of personal data in the provision of the Phoenix Portal and the Phoenix Services, as made available via the Phoenix Portal and amended from time to time; and

2.1.11.	“Portal Data” means information relating to you or the Accounts that is accessible by means of the Phoenix Portal.

3.	Our provision of the Phoenix Portal and Phoenix Services

3.1.	From time to time, we may make available to you the Phoenix Portal and Phoenix Services in accordance with these Phoenix Terms.

3.2.	Subject to your compliance with these Phoenix Terms, we grant you a non-exclusive, non-transferable right to access and use the Phoenix Portal and Phoenix Services for the purpose of:

3.2.1.	viewing the Account Balance of the Accounts;

3.2.2.	viewing recent activity on the Accounts, including deposits and withdrawals;

3.2.3.	downloading and printing Account Balances and transaction history for the Accounts; and

3.2.4.	instructing us to make transfers into and out of the Accounts,

(the “Permitted Purpose”). You shall not use the Phoenix Portal or Phoenix Services for any purpose other than the Permitted Purpose.

4.	Authorized Users

4.1.	Subject to your compliance with these Phoenix Terms, we also grant you the right to allow Authorized Users to access and use the Phoenix Portal and Phoenix Services solely for the Permitted Purpose.

4.2.	You shall ensure that your Authorized User List and all other information concerning Authorized Users is accurate, up to date and complete at all times. You shall notify us promptly:

4.2.1.	if any person listed as an Authorized User in the Authorized User List is no longer authorized by you to access the Accounts through the Phoenix Portal; and/or

4.2.2.	of any other changes necessary to ensure that Authorized User List is accurate, up-to-date and complete,

and at our request you shall promptly provide us with an updated version of the Authorized User List to reflect such changes.

4.3.	Each Authorized User will be allocated (or invited to create) one or more unique usernames, passwords, tokens, computer programs or applications, or other identifiers (“Authenticators”) which will grant that Authorized User secure access to the Phoenix Portal and Phoenix Services. Authorized Users will need to enter their Authenticators each time they wish to access the Phoenix Portal or use any of the Phoenix Services.

4.4.	Access rights may differ from one Authorized User to another. The access rights to be granted to each Authorized User are indicated in the Authorized User List. You shall ensure that the Authenticators are used exclusively by the relevant Authorized User.

4.5.	You shall keep and procure that each Authorized User keeps the Authenticators allocated to or created by him or her confidential. Other than with our prior written consent:

4.5.1.	you shall not disclose Authenticators to any person; and

4.5.2.	you shall procure that each Authorized Users does not disclose Authenticators allocated to or created by him or her to any other person.

4.6.	You shall use adequate security procedures to ensure the security of the Authenticators and to prevent unauthorized access to and use of the Phoenix Portal and/or Phoenix Services. You shall promptly notify us if you become aware of, or have reasonable grounds to suspect, the loss, theft or disclosure to any third party of any Authenticators or of any unauthorized use of such Authenticators.

4.7.	You shall assume full responsibility for any and all use, unauthorized use or misuse of the Phoenix Portal and/or Phoenix Services by Authorized Users, or by any other person using the Authenticators.

4.8.	You shall procure that all Authorized Users fully observe and comply with this Agreement and any applicable End User Terms in relation to their use of the Phoenix Portal and Phoenix Services. You acknowledge and agree that any breach of this Agreement by an Authorized User shall constitute a breach of this Agreement by you.

4.9.	If we have reasonable grounds to believe that unauthorized persons are using any Authenticators allocated to or created by you or to any Authorized User with or without your knowledge, we may, with or without prior notice, suspend your rights and the rights of your Authorized Users to access and use the Phoenix Portal and Phoenix Services.

5.	Instructions via the Phoenix Portal

5.1.	Subject to Paragraph 5.4 of this Schedule, we are entitled to assume that where an instruction is submitted through the Phoenix Portal using Authenticators allocated to or created by you or any Authorized User (“Authorized Instructions”), such instruction has been properly authorized by you. You authorize us to act on all Authorized Instructions; and you accept that you will be irrevocably bound by all transfers that we execute in accordance with any Authorized Instruction.

5.2.	We shall not be liable for any losses that you or any other person suffers as a result of:

5.2.1.	an Authorized Instruction being incomplete or inaccurate or containing any errors;

5.2.2.	an Authorized Instruction being corrupted in the course of transmission;

5.2.3.	any delay in the transmission or receipt by us of an Authorized Instruction; or

5.2.4.	any delay or failure on our part, for any reason whatsoever, in carrying out any Authorized Instruction.

5.3.	You acknowledge that it is your responsibility to verify with us that we have received and acted on any Authorized Instruction.

5.4.	In the absence of wilful default or fraud on our part, the risk of fraudulent or unauthorized use of the Phoenix Portal and/or Phoenix Services shall be borne by you.

6.	Equipment

You agree that it is your responsibility to provide, at your own expense, all equipment, software and services necessary for you and Authorized Users to access and use the Phoenix Portal and Phoenix Services, including computers, terminal equipment, software (including operating systems and applications and any updates of those items), internet access and communications services. You are solely responsible for any errors made by, or the failure of, such equipment, software and services that you or Authorized Users use to access the Phoenix Portal or the Phoenix Services.

7.	Conditions governing use

7.1.	You shall not use the Phoenix Portal or Phoenix Services for any activity which breaches applicable laws or regulations.

7.2.	You shall not upload, post, otherwise transmit or provide access to content through the Phoenix Portal which is unlawful, harmful, threatening, abusive, harassing, tortious, defamatory, vulgar, obscene, invasive of another’s privacy, hateful, or racially, ethnically or otherwise objectionable.

7.3.	You shall comply with any additional requirements, including any policies relating to privacy or cookies, any additional terms and conditions governing and instructions, regarding your access to and use of the Phoenix Portal and Phoenix Services that we notify you from time to time (“End User Terms”).

7.4.	You shall not access the Phoenix Portal except through the interfaces expressly made available by us.

7.5.	You shall not override any security feature of the Phoenix Portal.

7.6.	You shall not access or attempt to access any other person's account (including but not limited to any other person's allocated or unallocated Bullion account) through the Phoenix Portal.

7.7.	You shall not reproduce, copy, disassemble, decompile, or reverse translate or in any other manner decode the Phoenix Portal, except as permitted by law.

7.8.	You shall not use the Phoenix Portal or Phoenix Services:

7.8.1.	to send unsolicited email or instant messages or any unreasonably large files;

7.8.2.	to create a false identity, or to impersonate any person or organisation;

7.8.3.	to upload post, email or transmit viruses, trojan horses, worms, time bombs, cancelbots, corrupted files, or any other software, files or programs that may interrupt, damage, destroy, disable, impair or limit the operation or functionality of the Phoenix Portal or Phoenix Services;

7.8.4.	to interfere with any other person’s lawful use of the Phoenix Portal or Phoenix Services.

8.	Intellectual property rights

8.1.	All Intellectual Property Rights in or to the Phoenix Portal and all information, content, material and data displayed on the Phoenix Portal belong to us or our third party licensors and all such rights are reserved.

8.2.	Save as expressly provided in this Agreement, you may not and may not permit any third party to use, copy, modify, publish, extract, display, disclose, license, transfer, reproduce, or create derivative works from any information, content, material or data displayed on the Phoenix Portal without our prior written consent.

8.3.	You may not use any automated software, process, program or system, robot, web crawler, spider, data mining, trawling or other 'screen-scraping' software process, program or system in relation to the Phoenix Portal.

8.4.	You must retain and may not remove any notices concerning copyright, trade mark or any other intellectual property ownership in relation to the Phoenix Portal.

8.5.	You must not print or download any business names, logos, trademarks or service marks displayed on the Phoenix Portal except as part of the text of which they form part.

9.	Disclaimers

9.1.	The Phoenix Service is provided on an “as is” and “as available” basis.

9.2.	We make no warranties or representations and give no assurances or guarantees whatsoever as to the quality, fitness for any particular purpose, availability, performance, functionality, reliability, accuracy, or completeness of the Phoenix Portal, Phoenix Services or any Portal Data, nor do we warrant or represent or give any assurance or guarantee that that Phoenix Portal, Phoenix Services or Portal Data are free from viruses. You acknowledge that any reliance that you place on Portal Data and/or any use that you make of Portal Data are entirely at your risk.

9.3.	Except as expressly set out in this Agreement, all warranties, terms, conditions and undertakings, whether express or implied by common law, statute, course of dealing or otherwise in relation to the Phoenix Portal, the Phoenix Services and Portal Data are excluded to the fullest extent permitted by law.

9.4.	Without limiting the foregoing, we give no guarantee that the Phoenix Portal or the Phoenix Services will operate error-free and you acknowledge that your use of the Phoenix Portal or the Phoenix Services may be subject to errors, malfunctions, disruptions or other failures. In no event will we be liable for any loss, damage, cost or expense which you or any Authorized User might incur as a result of any errors, malfunctions disruptions, or failures in the Phoenix Portal, the Phoenix Services or any Portal Data.

9.5.	Nothing in these Phoenix Terms is intended to exclude or limit our or your liability for:

9.5.1.	death or personal injury caused negligence;

9.5.2.	fraud or fraudulent misrepresentation; or

9.5.3.	any liability that by law cannot be excluded or limited.

10.	Indemnity

You indemnify us and will hold us harmless from and against all losses, costs expenses, (including legal costs and expenses on a full indemnity basis) liabilities, actions, claims, damages, demands, fines, penalties and sanctions (including amounts paid in settlement, out-of-pocket expenses and interest) that we suffer or incur as a result of your breach of the Phoenix Terms or the use of the Phoenix Portal or Phoenix Services.

11.	Personal data

11.1.	You will comply with and be responsible for fulfilling your obligations under Data Protection Laws as data controller/controller in respect of personal data of Authorized Users.

11.2.	We will comply with and be responsible for fulfilling our obligations under Data Protection Laws as data controller/controller in respect of personal data of Authorized Users.

11.3.	Our Privacy Policy will be made available via the Phoenix Portal and will govern our use of personal data of Authorized Users.

12.	Termination or suspension

12.1.	We may withdraw provision of the Phoenix Portal and Phoenix Services at any time and for any reason and without any liability to you or any Authorized User. Where reasonably practicable, we will use reasonable efforts to give you prior notice of withdrawal of the Phoenix Portal and Phoenix Services.

12.2.	We may terminate or suspend:

12.2.1.	your access to and use of the Phoenix Portal and Phoenix Services; and/or

12.2.2.	any Authorized Users' access to and use of the Phoenix Portal and Phoenix Services,

12.2.3.	at any time by giving you written notice and for any reason without any liability to you or any Authorized User.

12.3.	On termination of this Agreement or if we terminate or suspend your or any Authorized User's access to and use of the Phoenix Portal and Phoenix Services pursuant to Paragraph 12.2 of this Schedule:

12.3.1.	we may revoke relevant Authenticators allocated to or created by you or the relevant Authorized User;

12.3.2.	the rights granted to you under Paragraphs 3.2 and 4.1 of this Schedule shall immediately terminate; and

12.3.3.	you shall immediately cease to access and use, and shall procure that the relevant Authorized User ceases to access and use, the Phoenix Portal and Phoenix Services.

12.4.	Our rights under this Paragraph 12 apply only with respect to the Phoenix Portal and Phoenix Services. No action taken by us under this Paragraph 12 will impact on your rights and obligations under the Clauses of and Schedules to this Agreement.

SCHEDULE 4

CREATION AND REDEMPTION PROCEDURES